Exhibit 99.1

EPIX Medical Contact Information

Peyton Marshall, Chief Financial Officer

Sydney Barrett, Investor Relations Manager

Phone (617) 250-6012

FOR IMMEDIATE RELEASE

August 26, 2003

EPIX ANNOUNCES EXERCISE OF
UNDERWRITERS’ OVERALLOTMENT OPTION

CAMBRIDGE, MA, August 26, 2003 — EPIX Medical, Inc. (Nasdaq: EPIX) today announced that the underwriters of its recent public offering of 4.3 million shares of common stock have purchased an additional 345,000 shares pursuant to the overallotment option granted in connection with the offering.  The completion of the offering, including exercise of the overallotment option, resulted in the total sale of 4,645,000 shares with proceeds to the Company, after underwriting discounts, of $65,842,875.

SG Cowen and Wells Fargo Securities, LLC are co-lead managers of the offering, with SG Cowen acting as bookrunning lead manager.  Needham & Company, Inc. and WR Hambrecht+Co are acting as co-managers.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  The shares of common stock may only be offered by means of a written prospectus.  Copies of the final prospectus supplement and accompanying prospectus related to the offering may be obtained from SG Cowen Securities Corporation at 1221 Avenue of the Americas, 6th Floor, New York, NY 10020 or through ADP by fax at (631) 254-7268.

About EPIX

EPIX is a specialty pharmaceutical company based in Cambridge, MA, engaged in developing targeted contrast agents to transform the diagnosis and clinical management of disease using MRI. The Company’s principal product under development, MS-325, is an investigational new drug designed to enhance MRI and is designed to detect vascular disease.  The Company has completed enrollment in and reported preliminary results for a Phase III clinical trial program to test the safety and efficacy of MS-325 for the imaging of vascular disease outside the heart. Schering AG is the exclusive worldwide sales and marketing partner for MS-325.